Exhibit 99.1

Alaska Communications Promotes William H. Bishop to Chief Operations Officer

ANCHORAGE, Alaska – Alaska Communications (NASDAQ: ALSK), the state’s leading broadband and managed IT services provider, today announced William H. Bishop, senior vice president, customer and revenue management, is being promoted to senior vice president and chief operations officer as of April 9, 2019. In the newly created role reporting to President and CEO Anand Vadapalli, Bishop will assume responsibility for business operations including revenue across all market segments, customer service, network and IT.

“Bill established our carrier and federal sales capabilities over a decade ago and has been the operational leader driving our industry-leading revenue growth in enterprise and carrier over the past 10 years. We see significant opportunity for continued growth in the markets we serve, and Bill is positioned perfectly to help us drive our business performance given his track record, strong leadership, deep knowledge of Alaska and experience in our industry. I am excited for Alaska Communications and the value Bill will create for our people, customers and shareholders,” Vadapalli said.

Bishop added, “In this new capacity, I look forward to serving customers, providing solutions for Alaska businesses as their technology partner and building upon our success as a customer-focused organization.”

WILLIAM H. BISHOP

Bishop joined Alaska Communications in 2004 and has served in several leadership roles in consumer and business sales and operations, including director of retail operations, director of business and wholesale, vice president of business and wholesale, and senior vice president of customer and revenue management. He brings more than 25 years of telecom and business leadership experience to this role, including positions at AT&T, McCaw Communications, and a federal government logistic contracting company.

Originally from Fairbanks, Bishop is active in the Alaska community. He has served on many community boards including as past board member for the Alaska State Chamber of Commerce and current board member for Alaska Business Week. Bishop holds a bachelor’s degree from the University of Alaska Anchorage.

About Alaska Communications

Alaska Communications (NASDAQ: ALSK) is the leading provider of advanced broadband and managed IT services for businesses and consumers in Alaska. The company operates a highly reliable, advanced statewide data network with the latest technology and the most diverse undersea fiber optic system connecting Alaska to the contiguous U.S. For more information, visit www.alaskacommunications.com or www.alsk.com.

Media Contact:

Heather Marron, 907-564-1326

Investor Contact:

Tiffany Smith, 907-564-7556

investors@acsalaska.com